Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

MicroStrategy Incorporated’s subsidiaries as of February 12, 2021 are listed below.

821,393 LLC (Delaware)	MicroStrategy Ibérica, S.L.U. (Spain)

MicroStrategy Administration Corporation (Delaware)	MicroStrategy India Private Limited (India)

MicroStrategy Enterprises, Inc. (Delaware)	MicroStrategy International Limited (Bermuda)

MicroStrategy Management Corporation (Delaware)	MicroStrategy International II Limited (Bermuda)

MicroStrategy Services Corporation (Delaware)	MicroStrategy Israel Ltd. (Israel)

Reporting Technologies, Inc. (Delaware)	MicroStrategy Italy S.r.l. (Italy)

SMCR Corp. (Delaware)	MicroStrategy Japan Kabushiki Kaisha (MicroStrategy Japan Inc.) (Japan)

Strategy.com Incorporated (Delaware)	MicroStrategy Korea Co., Ltd. (Korea)

Strategy Inc. (Delaware)	MicroStrategy Limited (United Kingdom)

Usher Incorporated (Delaware)	MicroStrategy México, S. de R.L. de C.V. (Mexico)

MicroStrategy Austria GmbH (Austria)	MicroStrategy Middle East FZ-LLC (UAE – Dubai Free Zone)

MicroStrategy Belgium BVBA (Belgium)	MicroStrategy Poland sp. z. o. o. (Poland)

MicroStrategy Benelux B.V. (Netherlands)	MicroStrategy Portugal, Sociedade Unipessoal, Lda. (Portugal)

MicroStrategy Brasil Ltda. (Brazil)	MicroStrategy Pty. Ltd. (Australia)

MicroStrategy Canada Incorporated (Canada)	MicroStrategy Singapore Pte. Ltd. (Singapore)

MicroStrategy China Technology Center Limited (China)	MicroStrategy South Africa (Proprietary) Limited (South Africa)

MicroStrategy Denmark ApS (Denmark)	MicroStrategy Sweden AB (Sweden)

MicroStrategy Deutschland GmbH (Germany)	MicroStrategy Switzerland GmbH (Switzerland)

MicroStrategy France SARL (France)	MicroStrategy Yazilim Hizmetleri Ve Ürünleri Limited Şirketi (Turkey)

MicroStrategy Holdings (Hong Kong) Co. Ltd. (Hong Kong)	Strategy.com International Limited (Bermuda)